Exhibit 99.1

First Reliance Announces Year-End Pre-Tax Income of $4.4 Million - Up 62%

January 23 , 2007 Florence, SC - First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, reported unaudited pre-tax income for the year ended December 31, 2006 of $4,428,704, an increase of $1,691,742, or 62%, over the $2,736,962 reported for the year ended December 31, 2005. Unaudited net income increased 67% to $3,245,908 as compared to $1,947,546 reported in the prior-year period. Earnings benefited from strong growth in both net interest income and non- interest income. Specifically, interest income increased 37% to $32 million for the year ended December 31, 2006, while non-interest income increased by 60% to $4.6 million. Basic earnings per share were $0.96, an increase of 60% from $0.60 reported in the prior-year period. The earnings per share for the year ending December 31, 2006 is based on average shares of 3,388,457 compared to 3,251,457 shares reported in the prior-year period.

“2006 was a year of stellar performance as we reached record high growth in all banking facets,” said Rick Saunders, President and CEO.  “Low Cost/No Cost deposits increased to 20% of our total deposits, improving our funding cost and enhancing our core client base. Total loans grew by $42 million to reach an outstanding high of $353 million.  Total deposits grew by an astonishing $39 million to $373 million, providing us with the leverage needed to expand our growing loan portfolio.

“Continuing to focus on our vision to be the most profitable bank in South Carolina while remaining committed to providing superior customer service will be a major objective in 2007. Our Easy-To-Do-Business-WithTM  and There’s More to Banking Than MoneyTM   service excellence initiatives recently proved to be effective when our customers rated us with a satisfaction rating of 95%.  2006 saw a record number of account openings and a continuous growth in services per household, which can be attributed to our focus on these service excellence initiatives.”

“This is an exciting time for our company fueled much by tremendous loan and deposit growth and expansion into new markets,” commented Jeff  Paolucci, Senior Vice President and CFO.  “2007 will unveil not only a new state-of-the-art regional facility in Lexington, SC, but new branches in Irmo and Mt. Pleasant and a training facility in Florence.  Additional sites for expansion will also be announced throughout the year.  As an effort to remain Easy-To-Do-Business-WithTM, our 8-8 M-F New Bankers HoursTM will now be available at not only our Palmetto Street location, but our Second Loop location as well.”

Net Income for the three months ended December 31, 2006 was $984,377 an increase of $342,261 or 53% from the level reported in the prior year three- month period. As was the case with the year-end results, the higher profitability was driven primarily by higher interest income, which increased 29%, and non-interest income, which increased 42%. Basic earnings per share were $0.29 compared to $0.20 for the prior-year period, an increase of 45%.

At December 31, 2006, total assets were $456 million, an increase of $53 million, or 13% over the $403 million reported for December 31, 2005. Loans increased $42 million, or 13%, to $353 million, funded primarily by growth in deposits. Deposits increased to $372 million, up 12% from $334 million reported the prior year period.

The Company’s one bank subsidiary, First Reliance, has been recognized for its success including being the only bank ever to be named to The Top 25 Fastest Growing Companies™ in South Carolina four times including 2006 (ElliottDavis).  First Reliance Bank operates in five locations with Totally FREE Checking, Totally FREE Business, FREE coin machines, 5 Way Mortgage Service Promises and 8-8 Extended Hours in their Florence location.

Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $456 million in assets as of December 31, 2006. First Reliance Bank, which was opened in 1999, is the Company’s sole operating subsidiary. The bank has two branch locations and a Technology Center in Florence, SC.  In addition, the bank’s aggressive statewide growth strategy includes current branches in Lexington, Mount Pleasant and downtown Charleston, SC.  During the fourth quarter of 2005, the bank acquired its third Charleston branch site located at 2031 Sam Rittenberg Blvd. Charleston, SC. Additional branch expansions over the next 24 months include new sites located in North Charleston, the Midlands Region, and the Upstate Region.  The Company’s stock is traded on the OTC Bulletin Board under the symbol FSRL.OB. Information about the Company is available on our website at www.firstreliance.com.

This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

First Reliance Bancshares,Inc.
Consolidated Reports of Income

	Twelve Months Ended December 31		Three Months Ended December 31

	2006	2005	2006	2005

	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Interest Income
Loans and Fees	29,222,425	21,236,608	7,947,680	5,990,150
Taxable Securities	1,029,560	770,863	246,960	240,890
Nontaxable Securities	639,710	553,993	162,250	153,070
Fed Funds Sold	687,352	478,597	172,436	238,363
Other Interest Income	137,538	91,050	42,236	27,207

Total	31,716,585	23,131,112	8,571,562	6,649,681

Interest Expense
Time Deposits $100,000 and over	4,747,646	3,485,397	1,351,983	998,215
Other Deposits	7,748,193	4,097,836	2,188,075	1,325,680
Other interest expense	1,717,860	1,395,446	461,207	411,644

Total	14,213,699	8,978,679	4,001,265	2,735,539

Net Interest Income	17,502,886	14,152,433	4,570,297	3,914,141
Provision for loan losses	(1,392,491)	(1,811,317)	(224,500)	(794,772)

Net Interest Income after provision	16,110,395	12,341,116	4,345,797	3,119,369

Noninterest Income
Service charges on deposit accounts	1,691,913	1,357,214	466,115	336,806
Gain on sale of mortgage loans	1,901,967	877,843	456,076	306,546
Brokerage fees	138,340	160,569	41,114	38,275
Gain (loss) on Sale of Other Real Estate	7,387	(66,815)	(16,142)	0
Gain (loss) on Sale of Fixed Assets	(14)	(287)	(14)	(287)
Credit life insurance commissions	23,175	32,606	3,809	10,008
Other	564,316	303,374	144,880	74,288
Other charges, commissions and fees	263,610	206,783	70,737	58,305

Total	4,590,694	2,871,287	1,166,575	823,941

Noninterest Expense
Salaries and employee benefits	9,487,388	7,136,376	2,614,438	1,649,569
Occupancy expense	1,130,705	919,584	286,552	276,746
Furniture and equipment expense	727,457	712,308	214,466	188,446
Other operating expenses	4,926,836	3,707,173	1,225,157	934,922

Total	16,272,386	12,475,441	4,340,613	3,049,683

Income before tax	4,428,704	2,736,962	1,171,759	893,627
Income tax expense	1,182,796	789,416	187,382	251,511

Net Income	3,245,908	1,947,546	984,377	642,116

Basic earnings per share	0.96	0.60	0.29	0.20
Diluted earnings per share	0.91	0.57	0.28	0.18

First Reliance Bancshares,Inc.
Balance Sheet

	December 31 2006	December 31 2005

	Unaudited	Audited
Assets:
Cash and Cash Equivalents
Cash and Due Froms	17,328,075	7,264,897
Federal funds sold	14,135,000	22,442,000

Total cash and cash equivalents	31,463,075	29,706,897

Investment securities
Securities available for sale	35,931,271	37,121,479
Nonmarketable equity securities	2,187,600	1,745,850
Investment in Jr Subordinated Debt	310,000	310,000

Total investment securities	38,428,871	39,177,329

Loans held for sale	6,632,010	7,994,603
Loans receivable	353,491,036	311,544,385
Less allowance for loan losses	(4,001,881)	(3,419,368)

Loans, net	349,489,155	308,125,017

Premises, furniture, and equipment, net	13,770,135	10,020,537
Accrued interest receivable	2,464,531	2,189,742
Other real estate owned	1,386,380	345,550
Cash surrender value life insurance	10,134,036	3,752,165
Other assets	2,442,529	1,726,044

Total Assets	456,210,722	403,037,885

Liabilities:
Deposits:
Noninterest bearing transaction accounts	42,107,434	39,222,574
Interest bearing transaction accounts	33,243,099	29,437,107
Savings	78,831,730	79,663,175
Time deposits $100,000 and over	111,991,864	113,268,921
Other time deposits	106,763,956	72,845,121

Total deposits	372,938,083	334,436,898

Securities sold under agreements to repurchase	8,120,014	3,859,904
Federal funds purchased	—	—
Advances from Federal Home Loan Bank	28,500,000	23,500,000
Junior Subordinated Debentures	10,310,000	10,310,000
Accrued interest payable	766,276	446,303
Other liabilities	1,483,085	834,145

Total Liabilities	422,117,458	373,387,249

Shareholders’ Equity:
Common Stock	34,249	33,061
Capital Surplus	25,258,185	24,127,329
Treasury Stock	—	(9,896)
Retained Earnings	8,857,756	5,611,847
Accumulated other comprehensive income	9,576	(111,706)
Restricted Stock	(66,502)	—

Total Equity	34,093,264	29,650,635

Total Liabilities and Shareholders Equity	456,210,722	403,037,885